UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Green Bancorp, Inc.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

39260X100

(CUSIP Number)

January 1, 2019

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 39260X100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Friedman Fleischer & Lowe Capital Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 39260X100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Friedman Fleischer & Lowe Parallel Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 39260X100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Friedman Fleischer & Lowe GP III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 39260X100	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Friedman Fleischer & Lowe GP III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Item 1. (a)	Name of Issuer

Green Bancorp, Inc.

Item 1. (b)	Address of Issuer's Principal Executive Offices

4000 Greenbriar Drive

Houston, Texas 77098

Item 2. (a)	Name of Person Filing

This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (collectively, the "Reporting Persons")*:

(i)	Friedman Fleischer & Lowe Capital Partners III, L.P.;
(ii)	Friedman Fleischer & Lowe Parallel Fund III, L.P.;
(iii)	Friedman Fleischer & Lowe GP III, L.P.; and
(iv)	Friedman Fleischer & Lowe GP III, LLC.

* The Reporting Persons have entered into a Joint Filing Agreement, dated January 10, 2019, a copy of which is attached as Exhibit A to this statement on Schedule 13G, pursuant to which the Reporting Persons agreed to file this statement on Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2. (b)	Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is:

c/o FFL Partners, LLC

One Maritime Plaza, Suite 2200

San Francisco, California 94111

Item 2. (c)	Citizenship

Friedman Fleischer & Lowe Capital Partners III, L.P., Friedman Fleischer & Lowe Parallel Fund III, L.P. and Friedman Fleischer & Lowe GP III, L.P. are limited partnerships organized under the laws of the State of Delaware. Friedman Fleischer & Lowe GP III, LLC is a limited liability company organized under the laws of the State of Delaware.

Item 2. (d)	Title of Class of Securities

Common Stock, $0.01 par value ("Common Stock")

Item 2. (e)	CUSIP Number

396260X100

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership

On January 1, 2019, Green Bancorp, Inc. ("Green") merged with and into Veritex Holdings, Inc. (“Veritex”), with Veritex as the surviving corporation. At such time, Green ceased to exist.

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

	(ii)	Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

	(iii)	Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

	(iv)	Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 2019

FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS III, L.P.

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, L.P. General Partner

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, LLC General Partner

By:	/s/ Rajat Duggal

FRIEDMAN FLEISCHER & LOWE PARALLEL FUND III, L.P.

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, L.P. General Partner

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, LLC General Partner

By:	/s/ Rajat Duggal

FRIEDMAN FLEISCHER & LOWE GP III, L.P.

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, LLC General Partner

By:	/s/ Rajat Duggal

FRIEDMAN FLEISCHER & LOWE GP III, LLC

By:	/s/ Rajat Duggal

EXHIBIT A

The undersigned, Friedman Fleischer & Lowe Capital Partners III, LLC, a Delaware limited partnership, Friedman Fleischer & Lowe Parallel Fund III, L.P., a Delaware limited partnership, Friedman Fleischer & Lowe GP III, L.P., a Delaware limited partnership and Friedman Fleischer & Lowe GP III, LLC, a Delaware limited liability company hereby agree and acknowledge that the information required by this Amendment No. 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: January 10, 2019

FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS III, L.P.

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, L.P. General Partner

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, LLC General Partner

By:	/s/ Rajat Duggal

FRIEDMAN FLEISCHER & LOWE PARALLEL FUND III, L.P.

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, L.P. General Partner

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, LLC General Partner

By:	/s/ Rajat Duggal

FRIEDMAN FLEISCHER & LOWE GP III, L.P.

By: Its:	FRIEDMAN FLEISCHER & LOWE GP III, LLC General Partner

By:	/s/ Rajat Duggal

FRIEDMAN FLEISCHER & LOWE GP III, LLC

By:	/s/ Rajat Duggal